Exhibit 99.1

Contact at 214/432-2000 Steven R. Rowley President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS

FISCAL YEAR AND FOURTH QUARTER RESULTS

DALLAS, TX (May 14, 2013) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2013 and the fiscal fourth quarter ended March 31, 2013. Notable items for the fiscal year and quarter include:

•	Fiscal year 2013 revenues of $642.6 million, up 30%

•	Fiscal year 2013 net earnings per diluted share of $1.22, up 190%

•	Fourth quarter revenues of $159.1 million, up 36%

•	Fourth quarter earnings per diluted share of $0.16, down 20%

•	Completed construction and start-up of our greenfield frac sand facility in Corpus Christi, Texas on-time and under-budget.

Fiscal 2013 earnings before interest and income taxes increased 146%, reflecting improved sales volumes across all heritage businesses and higher net sales prices across all businesses, excluding Paperboard, as compared to the prior year. Eagle ended the year with a net debt-to-capitalization ratio of 41%. The results of operations for the recently acquired assets in Oklahoma and Missouri (the “Recently Acquired Assets”) for the period from November 30, 2012 through March 31, 2013, are included in the annual results disclosed in this press release. For information regarding the results of operations for the Recently Acquired Assets for certain periods prior to November 30, 2012, including pro forma financial information that combines the results of operations for Eagle and the Recently Acquired Assets, please see our Form 8-K/A filed on April 26, 2013. The increase in our average shares outstanding at March 31, 2013 is primarily due to the impact of our follow-on equity offering, which was completed on October 3, 2012.

Our fourth quarter results were impacted by non-routine items of approximately $2.4 million, or $0.04 per share, which included the remaining costs associated with finalizing the acquisition of the Recently Acquired Assets and litigation costs related to our lawsuit against the IRS. Additionally, our fourth quarter cement earnings were impacted by approximately $14 million, or $0.21 per share, associated with annual maintenance costs at the Recently Acquired Assets. Start-up costs associated with our recently completed frac sand facility in Corpus Christi were $1 million, or $0.01 per share.

Fourth quarter sales volumes improved across all businesses, reflecting improving construction fundamentals in the US and the addition of the Recently Acquired Assets. In addition, sales prices improved in all businesses other than Paperboard. Gypsum Wallboard experienced the most significant improvement, with an increase in average net sales prices of 23% as compared with the prior year’s fourth quarter.

Cement, Concrete and Aggregates

Fiscal 2013 operating earnings from Cement were $46.2 million, a decline of 1% compared to fiscal 2012. Revenues from Cement, including joint venture and intersegment sales, were $304.1 million for fiscal 2013, 25% higher than last year.

Operating earnings from Cement during the fourth quarter were $2.3 million, a 69% decrease from the same quarter a year ago. Fourth quarter cement earnings were impacted by approximately $14 million associated with maintenance costs at the Recently Acquired Assets, partially offset by improved cement sales volumes and sales prices during the quarter. Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $74.6 million, 50% greater than the same quarter last year. Cement sales volumes for the quarter were 773,000 tons, 45% higher than the same quarter a year ago. The average net sales price for this quarter was $87.81 per ton, 4% higher than the same quarter last year. Like-for-like cement sales volumes and net sales prices increased 10% and 5%, respectively, versus the fourth quarter of fiscal 2012 (comparison relates to sales from heritage cement plants operated by Eagle during both quarterly periods).

Concrete and Aggregates reported a fiscal 2013 operating loss of $5.4 million versus an operating loss of $1.1 million one year earlier reflecting particularly adverse weather during our fourth quarter this year, primarily in the Kansas City area. Revenues from Concrete and Aggregates were $55.5 million for fiscal 2013, 24% higher than last year, reflecting the impact from our recently acquired concrete and aggregates business in Kansas City.

Gypsum Wallboard and Paperboard

Fiscal 2013 operating earnings from Gypsum Wallboard and Paperboard were $94.9 million, an increase of 308% compared to fiscal 2012. Revenues from Gypsum Wallboard and Paperboard were $382.1 million for fiscal 2013, 29% higher than last year’s revenues.

Gypsum Wallboard and Paperboard reported fourth quarter operating earnings of $26.6 million, up 76% from the same quarter last year. The increase in operating earnings was primarily due to higher net wallboard sales prices and sales volumes along with improved paperboard sales volumes offset by lower paperboard sales prices. In addition, our papermill performed its major annual maintenance during the fourth quarter which contributed to the increased operating costs during the fourth quarter.

Gypsum Wallboard and Paperboard revenues for the fourth quarter totaled $95.6 million, a 20% increase from the same quarter a year ago. The average Gypsum Wallboard net sales price for this quarter was $145.72 per MSF, 23% greater than the same quarter a year ago. Gypsum Wallboard sales volumes of 433 million square feet (MMSF) were up approximately 9% from the prior year’s fourth quarter. The average Paperboard net sales price this quarter was $492.54 per ton, 3% less than the same quarter a year ago. Paperboard sales volumes for the quarter were 57,000 tons, 1% greater than the same quarter a year ago.

Details of Financial Results

Current quarter Acquisition and Litigation Expense of $1.8 million consists of costs related to our acquisition of the Recently Acquired Assets and legal fees related to our lawsuit against the IRS.

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within Eagle for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of these amounts.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates from 40 facilities across the U.S. Eagle is headquartered in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Wednesday, May 15, 2013. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact EXP at 214-432-2000.

###

Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; the fact that our products are commodities and that prices for our products are subject to material fluctuation due to market conditions and other factors beyond our control; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation);possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. With respect to our acquisition of the Lafarge Target Business as described in this press release, factors, risks and uncertainties that may cause actual events and developments to vary materially from those anticipated in forward-looking statements include, but are not limited to, the risk that we may not be able to integrate the Lafarge Target Business in an efficient and cost-effective manner with our other assets and operations, the possible inability to realize synergies or other expected benefits of the transaction, the possibility that we may incur significant costs relating to transition or integration activities, the discovery of undisclosed liabilities associated with the business, the need to repay the indebtedness incurred to fund the acquisition and the fact that increased debt may limit our ability to respond to any changes in general economic and business conditions that occur after the acquisition. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2012 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2012. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

(1)	Statement of Consolidated Earnings

(2)	Revenues and Earnings by Lines of Business (Quarter and Fiscal Year)

(3)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(4)	Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2013	2012	2013	2012
Revenues	$159,118	$116,801	$642,562	$495,023
Cost of Goods Sold	142,520	101,885	539,317	454,546

Gross Profit	16,598	14,916	103,245	40,477
Equity in Earnings of Unconsolidated JV	8,437	7,368	32,507	28,528
Corporate General and Administrative Expense	(6,976)	(6,099)	(23,918)	(19,617)
Other Operating (Expense) Income	(805)	(271)	(1,232)	356
Acquisition and Litigation Expense	(1,824)	—	(10,683)	(9,117)

Earnings before Interest and Income Taxes	15,430	15,914	99,919	40,627
Interest Expense, Net	(4,674)	(3,269)	(15,823)	(16,621)
Loss on Debt Retirement	—	—	—	(2,094)

Earnings before Income Taxes	10,756	12,645	84,096	21,912
Income Tax Expense	2,923	3,642	26,352	3,180

Net Earnings	$7,833	$9,003	$57,744	$18,732

NET EARNINGS PER SHARE
Basic	$0.16	$0.20	$1.24	$0.42

Diluted	$0.16	$0.20	$1.22	$0.42

AVERAGE SHARES OUTSTANDING
Basic	48,768,236	44,307,678	46,622,646	44,224,924

Diluted	49,643,918	44,761,812	47,340,450	44,515,981

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Segment Operating Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2013	2012	2013	2012
Revenues*
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$78,245	$61,247	$306,529	$217,633
Gypsum Paperboard	17,364	18,623	75,537	78,309

	95,609	79,870	382,066	295,942
Cement (Wholly Owned)	48,698	27,556	204,953	154,233
Concrete and Aggregates	14,811	9,375	55,543	44,848

Total Revenues	$159,118	$116,801	$642,562	$495,023

Segment Operating Earnings
Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$22,356	$10,338	$69,712	$6,264
Gypsum Paperboard	4,266	4,774	25,200	16,988

	26,622	15,112	94,912	23,252
Cement:
Wholly Owned	(6,132)	90	13,721	18,322
Joint Venture	8,437	7,368	32,507	28,528

	2,305	7,458	46,228	46,850
Concrete and Aggregates	(3,892)	(286)	(5,388)	(1,097)
Other, net	(805)	(271)	(1,232)	356

Sub-total	24,230	22,013	134,520	69,361
Corporate General and Administrative Expense	(6,976)	(6,099)	(23,918)	(19,617)
Acquisition and Litigation Expense	(1,824)	—	(10,683)	(9,117)

Earnings before Interest and Income Taxes	15,430	15,914	99,919	40,627

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(unaudited)

	Sales Volume
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2013	2012	2013	2012
Gypsum Wallboard (MMSF’s)	433	397	1,909	1,633
Cement (M Tons):
Wholly Owned	539	323	2,391	1,857
Joint Venture	234	209	912	866

	773	532	3,303	2,723
Paperboard (M Tons):
Internal	22	17	88	71
External	35	39	156	159

	57	56	244	230
Concrete (M Cubic Yards)	156	116	577	507
Aggregates (M Tons)	530	375	2,631	2,221

	Average Net Sales Price*
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2013	2012	2013	2012
Gypsum Wallboard (MSF)	$145.72	$118.86	$125.53	$98.79
Cement (Ton)	$87.81	$84.08	$83.49	$81.42
Paperboard (Ton)	$492.54	$505.93	$496.84	$515.97
Concrete (Cubic Yard)	$74.57	$63.30	$69.74	$63.83
Aggregates (Ton)	$6.17	$5.62	$6.06	$5.89

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2013	2012	2013	2012
Intersegment Revenues:
Cement	$1,236	$561	$2,850	$3,605
Paperboard	11,176	9,757	46,393	40,485
Concrete and Aggregates	141	108	744	667

	$12,553	$10,426	$49,987	$44,757

Cement Revenues:
Wholly Owned	$48,698	$27,556	$204,953	$154,233
Joint Venture	24,699	21,653	96,322	86,140

	$73,397	$49,209	$301,275	$240,373

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2013	2012
ASSETS
Current Assets –
Cash and Cash Equivalents	$3,897	$6,481
Accounts and Notes Receivable, net	87,543	56,197
Inventories	156,380	123,606
Federal Income Tax Receivable	2,443	1,133
Prepaid and Other Assets	11,008	4,424

Total Current Assets	261,271	191,841

Property, Plant and Equipment –	1,599,992	1,140,744
Less: Accumulated Depreciation	(614,268)	(560,236)

Property, Plant and Equipment, net	985,724	580,508
Investments in Joint Venture	42,946	38,939
Notes Receivable	3,893	3,436
Goodwill and Intangibles	162,400	150,902
Other Assets	19,999	19,519

	$1,476,233	$985,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$58,880	$38,747
Accrued Liabilities	41,349	33,619
Current Portion of Senior Notes	—	4,677

Total Current Liabilities	100,229	77,043

Long-term Liabilities	51,547	39,467
Bank Credit Facility	297,000	70,000
Senior Notes	192,259	192,259
Deferred Income Taxes	139,028	133,865
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 49,503,496 and 45,269,493 Shares, respectively	495	453
Capital in Excess of Par Value	224,053	37,692
Accumulated Other Comprehensive Losses	(7,042)	(5,516)
Retained Earnings	478,664	439,882

Total Stockholders’ Equity	696,170	472,511

	$1,476,233	$985,145